Exhibit 99.1

CONTACT:
Marketing Department
International Lottery & Totalizator Systems, Inc.
760-598-1655
mktg@ilts.com

INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS

Announces Completion of Going Private Transaction

VISTA, CA – December 31, 2014 -- INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC. (“ILTS”) (OOTC:ITSI) announced today that effective as of December 30, 2014, International Lottery & Totalizator Systems, Inc., a California corporation (“ILTS California”), merged with and into its wholly owned subsidiary, Delaware International Lottery & Totalizator Systems, Inc., a Delaware corporation (“ILTS Delaware” or the “Company”).  The purpose of the merger was to change the state of incorporation of ILTS California from California to Delaware.  The merger was effected pursuant to that certain Agreement and Plan of Merger, dated January 8, 2014 (the “Merger Agreement”), which was approved and adopted by Berjaya Lottery Management (H.K.) Limited (“Berjaya”), the holder of 9,245,317 shares of the common stock of ILTS California, representing 71.3% of the outstanding shares, by written consent on January 9, 2014.  A certificate of merger was filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California on December 30, 2014.

Pursuant to the Merger Agreement, ILTS Delaware is the surviving corporation and changed its name to “International Lottery & Totalizator Systems, Inc.”  Subsequent to the merger contemplated by the Merger Agreement, the Certificate of Incorporation and Bylaws of ILTS Delaware continued in full force and effect as the Certificate of Incorporation and Bylaws of the surviving corporation and the persons serving as the directors and officers of ILTS California became the directors and officers of the surviving corporation.

On the effective date of the merger, the issued and outstanding shares of common stock, without par value, of ILTS California automatically converted into shares of the common stock, par value $0.01 per share, of ILTS Delaware on a one-for-one basis, and ILTS Delaware succeeded to all the assets, rights, powers, property, debts, liabilities and obligations of ILTS California. The shareholders of ILTS California were not required to surrender their certificates for the common stock of ILTS California, but may, at their option, surrender such certificates and receive certificates of ILTS Delaware common stock.

The merger did not result in any change in the business, management, location of the principal executive offices, assets or liabilities of ILTS California.

As a result of the merger, ILTS Delaware became the successor corporation to ILTS California under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to its common stock and succeeded to ILTS California’s reporting obligations thereunder.  Pursuant to Rule 12g-3 promulgated under the Exchange Act, the common stock of ILTS Delaware is deemed to be registered under Section 12(g) of the Exchange Act.

Effective as of December 31, 2014, at 5:00 p.m. Eastern Time, the Company amended its Certificate of Incorporation (the “Certificate of Amendment”) to effect a reverse stock split on outstanding shares of its common stock (the “Reverse Stock Split”) at a ratio of 9,245,317-for-1, whereby each 9,245,317 issued and outstanding shares of common stock prior to the Reverse Stock Split were automatically and without any action on the part of the respective holders thereof combined and converted into one (1) share of common stock.  Berjaya will remain as the sole stockholder of the Company following the Reverse Stock Split and each stockholder holding less than one (1) whole share of common stock following the Reverse Stock Split will be paid $1.33 in cash per pre-Reverse Stock Split shares of common stock in lieu of fractional share interests.

The Certificate of Amendment is intended to enable the Company to reduce its “record holders” (as defined by Rule 12g5-1 of the Exchange Act) below 300, thereby allowing it to file a Form 15 to cease its periodic reporting obligations under the Exchange Act and forego many of the expenses associated with operating as a public company subject to the reporting obligations of the Securities and Exchange Commission.

Within ten (10) business days of today, Letters of Transmittal and other documents necessary for the exchange of stock certificates will be mailed to each stockholder holding less than one (1) whole share of common stock following the Reverse Stock Split, and they will include instructions for surrendering stock certificates in exchange for the cash consideration.

As a result of the merger and reverse stock split, the Company will file a Form 15 with the Securities and Exchange Commission on January 2, 2015, thereby suspending and subsequently terminating its reporting obligations and status as a public company. In addition, the Company’s common stock will cease trading on the Over-the-Counter Market after the close of business on December 31, 2014.

International Lottery & Totalizator Systems, Inc. provides computerized wagering systems, equipment and services to lottery and racing organizations worldwide.   For more information, please visit http://www.ilts.com.

This press release includes forward−looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward−looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results.  All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward−looking.  We use words such as “anticipate,” “believe,” “expect,” “future,” “intend” and similar expressions to identify forward−looking statements.  Forward−looking statements reflect management's current expectations, plans or projections and are inherently uncertain. Our actual results may differ significantly from management's expectations, plans or projections.  Readers are cautioned not to place undue reliance on these forward−looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly release any revisions to these forward−looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Readers are urged, however, to review the factors set forth in reports that we file from time to time with the Securities and Exchange Commission.